UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2024

Enviro.Farm Systems Inc

South Dakota	93-2056123
State of jurisdiction of	(I.R.S. Employer
incorporation or organization	Identification No.)

18 Grant Street, Plymouth Massachusetts, 02360

(Full mailing address of principal executive offices)

(605) 838-0103

(Issuer’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “Enviro.Farm,” “we,” “us,” “our,” or “the Company” refers to Enviro.Farm Systems Inc.

This report may contain forward-looking statements and information relating to, among other things, the Company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the Company’s management. When used in this report or related materials, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Item 1: Business

Organization

The Company was formed in South Dakota on June 24, 2023 as a corporation under the name Enviro.Farm Systems Inc. In January, 2024, the Company filed an amendment to its Articles of Incorporation to increase its authorized Shares of common stock to 500,000,000 and to authorize 50,000,000 shares of preferred stock to be designated by the Board of Directors. We have not begun operations and are in the development phase. We are dependent on proceeds from this offering for our planned operations and land acquisition.

Our principal executive offices are located at 18 Grant St., Plymouth, MA 02360, and our telephone number is (605) 838-0103.

Business Operations

The Company is in the business of developing and operating scalable integrated specialty cheese-dairy sites as well as other large farm-to-table systems. The Company plans to produce cheese on-farm instead of off-site as most producers currently do, thereby reducing costs. Typical cheese processors must dispose of nine pounds of whey for every one pound of cheese they produce. Large processing plants sometimes process the excess whey into protein supplements while smaller specialty cheese plants have no profitable or environmentally sound means for disposal of whey, usually wasting it by spraying it onto farm fields. Since the Company will be processing cheese on the farm, it will be able to feed the whey back to the cows, providing them with additional protein resulting in increases in the quality of the milk which in turn will improve the quality of cheese. The Company expects to cut costs significantly due to its on-farm model using production practices developed over 50 years. The Company will be able to accomplish this on-farm processing model using off-the-shelf equipment purchased from an affiliate of our sole officer and director, and the know-how to do so, which management has gained through its prior experience.

The Company intends to establish up to 10 specialty dairy-cheese facilities. Each cheese-dairy site aims to produce rBST-Free, all-natural Jersey milk from approximately 4,800 cows milking to supply 100 million pounds of milk a year, processed daily into 200,000 pounds of premium specialty cheeses each week. Sites have been identified and plans developed for multiple production locations. Approximately $155 million in initial debt and equity capital will be sought to complete the first facility, purchase the herd and production equipment, and introduce the products to the market.

Below is a summary of the capital requirements for the first facility:

Item	Amount
Dairy production system	$80M
Cheese plant	$30M
Jersey dairy herd	$20M
Marketing	$4M
Working capital	$6M
Reserves	$15M

Total	$155M

The Company intends to cover these costs through the capital raised in securities offerings exempt under the Securities Act and financing programs (VAFA & SDDA) through the State of South Dakota. The Company intends to cover the remaining costs through debt financing. The Company does not yet have any debt financing secured. The Company believes that it is eligible for between $15M and $25M from the state financing programs. The Company believes it is likely it will receive the upper limit amount, but it is not certain that the Company will receive the full amount, or any amount at all.

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Premium natural cheese from Jersey cow milk

We intend to produce specialty cheeses targeting underserved high margin varieties that are growing in popularity. As the specialty cheese category continues to grow and more shoppers are involved, demand patterns will change. Our on-farm dairy cheese plants will be designed to adapt to changing demand. Our cheese will be natural, meaning rBST free and minimally processed. Some dairies use synthetic hormones to increase milk production, but health-conscious consumers avoid rBST. In addition, our herd will not be regularly treated with antibiotics, except to correct short term illness. Any cows on treatment will not be milked for cheese production until any treatment is completed. We also plan on producing the cheese as kosher, which requires rabbinical supervision and kosher ingredients. Regular cheese is produced with animal derived rennet, while kosher cheese uses vegetable based. Kosher rules do not allow blending cheese with meat products. The specialty cheeses we will be producing require higher quality milk to offer different textures, tastes, and flavors. Due to the highly segmented nature of this market, and the limited demand for each type, specialty cheeses will be produced in smaller quantities from our plants, unlike high volume commodity cheese plants.

The Company intends to produce 5-10 specialty cheeses. The following cheeses are cheese we may produce, including Blue Cheese, Brie, Camembert, Cheddar, Chèvre, Colby, Cotija, Cottage Cheese, Cream Cheese, Emmental, Feta Cheese, Fontina, Gorgonzola, Gouda, Gruyère, Havarti, Jarlsberg, Manchego, Mascarpone, Monterey Jack, Mozzarella, Muenster, Parmesan, Pecorino Romano, Ricotta, Roquefort, Stilton, String Cheese, Swiss, Taleggio, and Wensleydale.

Premium baby beef

Premium baby beef is a new and rapidly growing meat category. Our beef production will be uniquely positioned to be sold as veal or baby beef.

Jersey cows for resale

Jersey cows are increasingly valued as milk animals. Jersey milk is recognizably better for cheese production and Jersey cows are significantly more efficient, providing more milk with less feed and less nutrient waste.

Crop-ready liquid fertilizer for farm fields

The single largest by-product from milk production is fertilizer. We intend to use and sell crop-ready liquid fertilizer created by operations of our farms. We will accomplish this by using circulators patented and sold by a company owned by The Expert Company, Inc., a Wisconsin corporation, which is wholly owned by our CEO, William Tooley. The circulators are used for liquid composting. Liquid composting, also known as compost tea, is a method of extracting nutrients from compost in liquid form. This liquid can be used as a fertilizer to enhance plant growth and soil health. The price for the circulators will be based upon a third-party sale of the circulators and will be evidenced by a contract which will include a warranty. No contract has been entered into as of the date of this offering circular. In the case that The Expert Company, Inc. is unable to fulfill orders if something happens to Mr. Tooley, it has an arrangement with a third party (the manufacturer of the equipment) who will continue to fulfill any orders.

Marketing plan

The Company’s goal is to penetrate 0.03% of the total specialty cheese segment each year. This is less than 0.3% of current annual market growth. This will be achieved by online and in-store promotion at retail locations, which will be the primary customer conversion channels.

Position

Our product positioning is “premium cheese for a better price.” The fact that the cheese can also be kosher is a position not strongly held by present distribution and one the competition will have trouble duplicating due to the high cost of rabbinical supervision for small dairy and cheese sites that are not collocated.

Pricing

Our pricing strategy will aim to provide the best cheese at the best price. We intend to offer high quality specialty cheese at a price that will be 15% - 30% below competitive products. Our pricing is based on cost-saving advantages from both dairy and cheese production at one location and from the premium product status of rich, premium golden Jersey milk. We will target gross margins of 30% - 50% profitability across products. In the specialty cheese segment, higher cost products also achieve higher margins. Our cheese will ultimately be priced based on competing prices for the type and the quality of cheese offered. Although our price will always be highly competitive, we intend to highlight the perceived value of our products to add margin to them.

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Distribution

Distribution channels planned for our cheese product are based on sending product to grocery and food service outlets directly through brokers/distributors who serve these stores. We believe this will be the most effective method for quickly delivering new specialty products to the end user. Distributors are always motivated to introduce premium products at value prices. This gives them the assurance of brisk repeat sales and the hope of higher profits as these products take hold and prices rise in the future. Online outlets will be an initially smaller channel to consumers, but we believe it will grow rapidly and may become the primary outlet for our product.

OUTLETS: Major grocery chains and other outlets

●	Traditional Kosher grocery outlets in major US Kosher markets.
●	New Kosher distribution into mainline non-Kosher grocery chains nationwide.
●	Online Stores, especially those that have sprung up to fill the kosher gap. Although online stores will want to promote and carry our product, they may not have the volumes we are looking for. However online exposure is an inexpensive way to quickly achieve wider consumer recognition.

Advertising and Promotion

Cheese competitions, tastings and food trade shows are always a required part of the specialty cheese business, in particular to introduce, promote, and support new cheese offerings in the marketplace. However, ads, promotions and tradeshows are not the mainstay of our market entry strategy. In the specialty cheese category, tastings are essential. Cheese provides many different taste, texture, and flavor profiles. The only way the shopper will know their family might enjoy the product is to taste it. This is most often done at the grocery store itself. Tasting in the aisles of grocery stores is an established tradition for cheese shoppers.

Competitive Conditions

Over the last several years our industry has grown, encouraging the entry of new competitors as well as increasing the number of products from existing competitors. Although we compete with many other entities which may have greater resources or operating experience than we do, we intend to do better than our competitors. Varied specialty cheese competitors will be challenged by our integrated cheese-dairy business model. The competition includes both kosher and non-kosher options as well as premium and nonpremium specialty cheese producers. We intend to become a major disruption in the specialty cheese industry using combined dairy-cheese production systems to provide “premium cheese at a value price.” Kosher cheese products will add another segment on a national level.

Intellectual Property

We do not currently have any trademarks or patents.

Employees

We have one employee, William Tooley, who is our sole executive officer. The Company expects to engage employees and contractors as necessary but has not done so at this point. Such employees would include, but not be limited to, additional executive officers, sales associates, marketing director, project managers, research and development director, production staff, accounting personnel, and service personnel and managers. The Company will also engage professional contractors to provide legal and accounting services.

Government Regulation

We will be subject to general business regulations and laws in the states in which we operate, as well as Federal and state regulations and laws specifically governing dairy farming and specifically the production, processing, distribution, and sale of cheese. These regulations typically cover aspects such as hygiene, ingredient standards, labeling requirements, and production practices. These laws and government regulations cover issues related to environmental sustainability and animal welfare in cheese production and include guidelines for responsible farming practices, waste management, and the humane treatment of animals involved in the production of dairy products.

Transfer Agent

We have engaged Colonial Stock Transfer as our transfer agent.

Bankruptcy, Receivership, Etc.

Not applicable.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings in which we are involved.

Reclassification, Merger, Consolidation, Etc.

Not applicable.

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Item 2: Management’s Discussion and Analysis of Financial Condition.

General

The Company was formed on June 24, 2023 in the State of South Dakota as a for-profit corporation. The Company has not begun operations but is in the development stage. It has to date formulated its business plan and prepared for this offering.

Results of Operations for year ended December 31, 2024 compared to initial period ended December 31, 2023

We have not generated any revenues as of the date of this report. We do not intend to generate revenues for at least one to two years after raising sufficient funds to begin operations. Our net loss increased from 103843 in 2024 to 353813 in 2024 due to increased expenses, primarily in the areas of legal expenses for a Regulation D offering and marketing. In 2023 our legal expenses were $22,000 and they were $38,500 in 2024. In 2023 our marketing expenses were $10,000 and they were $110,892 in 2024.

Liquidity and Capital Resources

As of December 31, 2024, the Company had $172,839 in cash and cash equivalents. We will be reliant on funds raised from our securities offerings to capitalize our needs, as well as from other loans and grants, until we are able to generate sufficient revenues, which is not expected for at least two years from when we start operations.

The Company currently has no agreements, arrangements, or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. We currently have no commitments with any person for any capital expenditures.

We have no off-balance sheet arrangements.

Plan of Operations

For the first 24 months of operations, the Company intends to select and acquire the location for the first farm facility. We also plan to meet with regulators and other permitting agencies and zoning authorities to review which permits will be required and we will prepare plans for a tax increment financing application (tax incentive program) and construction. We will also begin site preparations including infrastructure and road plans and create gravel roads providing access to and around the site. Lastly, we will send out bid specifications for the site and coordinate bidding.

Trend information

As the Company is in its development stage and has no significant or material operations, there are no significant recent trends in production, sales and inventory, the state of the order book and costs and selling prices to report.

Item 3: Management

Our board of directors is elected annually by our shareholders. The board of directors elects our executive officers annually. Our directors and executive officers as of the date of this Annual Report are as follows:

Name	Position	Age	Term of Office	Expected Hours
William Tooley	CEO, President, Secretary, Chief Financial Officer (Treasurer), Director	82	June 2023-Present	Full Time

William Tooley

Mr. Tooley possesses over thirty-five years’ experience in strategic research and consulting for clients including Fortune 500 companies across industries including agriculture, food, banking, automotive and health care as well as government agencies and NGO’s in the US and Canada.

A pioneer in innovative development, Mr. Tooley undertook Ph.D. work in Strategic Planning Studies at the University of Toronto. A broad-based interdisciplinary background includes psychology, sociology, anthropology, linguistics, communication theory (under Marshall McLuhan), economics and management as well as philosophy, theology, and cross-cultural studies. Mr. Tooley has brought understanding of these fields to bear on significant changes in agriculture for major agricultural companies and farm organizations over the past 35 years.

Mr. Tooley gained initial agricultural experience while consulting together with T.J. Tooley, of Clintonville WI, president of Ag systems International during four years from 1977-1980. This $250 million Canadian AID project was one of the largest standalone agricultural developments at that time. The project introduced the first ever, large scale, innovative dairy production and central milk processing system designed for an entire Country, Cameroon West Africa. The project was completely enviro-friendly with everything recycled, including the water. Unfortunately, the project was interrupted by regime change just prior to installation.

Mr. Tooley’s five work history is as follows:

Nov 2009 – Present Founder and President

The eXpert Company, Inc., Plymouth MA

The eXpert Company, founded in 1993, re-organized in 2009 to promote development and sale of highly efficient, newly patented lagoon circulator technology for agriculture, providing farmers with a new manure management methods and tools to transform their environmental footprint, enhance farm sustainability and increase profitability in the face of impending new environmental regulations. EnviroCirc started in 2014 as the service arm of eXpert to design systems that deliver new, sustainable environmental technologies by working in partnership with farmers interested in transitioning to organic production – at scale.

Aug 1996 – Present Principal Investigator

THULE Group of Consultants, Ltd., dba SARC - Platte, SD

THULE represents a network of independent consultants operating internationally to help improve the business effectiveness and profitability of agriculture and rural development with strong emphasis on sustainable farming, and nutrient dense food production. THULE comprise an inter-disciplinary team and brings a full complement of strategic consulting support to business as needed. THULE’s main business consists of research and consultancy on Ag economic improvement including strategic innovation, business planning and finance as well as permitting and public acceptance of new rural business developments.

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Oct 1985 – Aug 1996 President

Integrated Marketing Resource (IMR) Systems, Inc – Des Moines, IA

Conducted custom projects for a wide range of major corporations nationwide and in Canada. IMR developed ISOCODERtm and AIMStm proprietary new computer technologies for advanced qualitative research, textual analysis, new product development and in-depth market exploration. IMR also provided advanced quantitative analysis for product image assessment and conjoint preference research to determine prospective market segment response to new products and designs in complex and rapidly changing markets.

Education/Teaching

Sept 1967 – May 1968

Assistant Professor

Seton Hall University - South Orange, NJ

Presented Seton Hall’s first ever course in Catholic Dogmatic Theology taught by a non-clerical professor. Examined firsthand the 1967 interracial conflicts in American cities. The course examined the effects of urban stress and violent inter-racial confrontations on human relationships and communities.

●	Ph.D. Studies in Strategic Planning, U of Toronto, Canada – 1969 to 1973
●	M.A. Theology, St. Michaels College, University of Toronto 1964 to 1968
●	Interim Teaching, St Rita’s School, Milwaukee WI 1963 – 1964
●	Graduate Studies, St. Mary’s Univ., Baltimore, MD - 1962 – 1963
●	B.A. cum laude, Philosophy and Education, St. Mary’s Univ., Baltimore, MD – 1962
●	Centro de Formation Intercultural, Cuernavaca, Mexico. Summer 1962

Board Committees

We have not established an audit committee, compensation committee, or nominating committee.

Family Relationships

There are no familial relationships between any of our officers and directors.

Director or Officer Involvement in Certain Legal Proceedings

No officer, director, or persons nominated for such positions, promoter, control person or significant employee has been involved in the last ten years in any of the following:

●	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

●	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

●	Being subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

●	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

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●	Having any government agency, administrative agency, or administrative court imposes an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

●	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

●	Administrative proceedings related to their involvement in any type of business, securities, or banking activity.

Compensation of Directors and Executive Officers

The Company’s sole officer and director, William Tooley, has not received any compensation as of the date of this offering circular. The Company intends to enter into an employment agreement with Mr. Tooley, whereby he will be entitled to receive a salary which will be set by our board of directors, which currently consists of just Mr. Tooley.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth the ownership, as of the date of March 31, 2025, of our common stock by each person known by us to be the beneficial owner of more than 10% of any class of our outstanding voting stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

As of March 31, 2025, there are 125,000,000 shares of common stock outstanding, for a total of 125,000,000 votes eligible to be cast in any Company vote.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Except as otherwise indicated and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

Title of Class	Name of Beneficial Ownership	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class

Common stock	William Tooley	125,000,000	0	100%
Common stock	All Executive officers and directors as a class	125,000,000	0	100%

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Item 5. Interest of Management and Others in Certain Transactions

We have entered, and may continue to enter, into transactions with related parties for financing, corporate, business development, equipment and operational services, as detailed herein. Such transactions may not have been entered into on an arm’s-length basis, and we may have achieved more or less favorable terms because such transactions were entered into with our related parties. Such conflicts could cause an individual in our management to seek to advance his or her economic interests or the economic interests of certain related parties above ours.

The Company intends to acquire approximately 108 circulators priced at $19,500 each from The Expert Company, Inc., a Wisconsin corporation (“EC”) which is wholly owned by our CEO, William Tooley. The circulators are used for liquid composting. The price is based upon a third-party sale of the circulators and will be evidenced by a contract which will include a warranty. No contract has been entered into as of the date of this offering circular. In the case that EC is unable to fulfill orders if something happens to Mr. Tooley, it has an arrangement with a third party (the manufacturer of the equipment) who will continue to fulfill any orders.

William Tooley has advanced approximately $0.00 as of December 31, 2024 through The Thule Group of Consultants, Ltd, a Wisconsin corporation, to cover Company expenses related to this offering and initial Company expenses and anticipates advancing approximately $161,250.00 through the first quarter of 2024, for which he will be reimbursed by funds raised in this offering. However, the exact amount which will be reimbursed is unknown and may be larger or greater than this estimate.

The Company sold an aggregate of 125,000,000 common shares to the Company’s sole officer and director, William Tooley, for a price of $0.00001 per Share See “Security Ownership of Management And Certain Securityholders.” 15,000,000 Shares were issued to Mr. Tooley upon formation of the Company and the remaining 110,000,000 Shares were issued on or around January 15, 2024 when the Company authorized additional Shares for issuance.

Item 6. Other Information

N/A

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Item 7. Financial Statements

FINANCIAL STATEMENTS

ENVIRO.FARM SYSTEMS INC

AUDITED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2024

AND

INITIAL PERIOD FROM JUNE 24, 2023 (DATE OF INCEPTION)

TO DECEMBER 31, 2023

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3187 Red Hill Ave. #110, Costa Mesa, California 92626

Tel: 949-650-9580 | Fax 949-650-9585

www.genskemulder.com

INDEPENDENT ACCOUNTANT’S AUDIT REPORT

To the Stockholders of

Enviro.Farm Systems Inc

18 Grant Street

Plymouth, MA 02360

Opinion

We have audited the accompanying financial statements of Enviro.Farm Systems Inc (a South Dakota corporation), which comprise the balance sheets as of December 31, 2024 and 2023, and the related statements of operations and stockholders’ deficit, and cash flows for the year ended December 31, 2024, and the initial period from June 24, 2023 (date of inception) to December 31, 2023, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enviro.Farm Systems Inc as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year ended December 31, 2024, and the initial period from June 24, 2023 (date of inception) to December 31, 2023, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Enviro.Farm Systems Inc and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statement

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Enviro.Farm Systems Inc’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

F-1

Auditor’s Responsibilities for the Audit of the Financial Statement

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

Misstatements are considered material if there is a substantial likelihood that, individually or in aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Enviro.Farm System Inc’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Enviro.Farm System Inc’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

April 24, 2025

Genske, Mulder & Co., LLP

GENSKE, MULDER & CO., LLP

Certified Public Accountants

Costa Mesa, California

F-2

ENVIRO.FARM SYSTEMS INC

BALANCE SHEET

DECEMBER 31, 2024 AND 2023

ASSETS
	2024	2023

ASSETS
Cash	$172,839	$356,097

Total Assets	$172,839	$356,097

LIABILITIES AND STOCKHOLDERS’ DEFICIT
	2024	2023

LIABILITIES
Accounts payable	$1,832	$-
Investor notes payable	436,500	436,500
Accrued interest on investor notes	75,820	23,440

Total Liabilities	514,152	459,940

STOCKHOLDERS’ DEFICIT, see Note E
Common stock	-	-
Preferred stock	-	-
Additional paid-in capital	12,500	-
Accumulated deficit	(353,813)	(103,843)

Total Stockholders’ Deficit	(341,313)	(103,843)

Total Liabilities and Stockholders’ Deficit	$172,839	$356,097

F-3

ENVIRO.FARM SYSTEMS INC

STATEMENT OF OPERATIONS AND STOCKHOLDERS’ DEFICIT

YEAR ENDED DECEMBER 31, 2024 AND

INITIAL PERIOD FROM JUNE 24, 2023 (DATE OF INCEPTION) TO DECEMBER 31, 2023

	2024	2023

REVENUE	$-	$-

OPERATING EXPENSES
Accounting	8,310	7,500
Consulting	24,000	32,000
Legal	38,500	22,000
Marketing	110,892	10,000
Office	997	758
Project development	14,891	8,145

Total operating expenses	197,590	80,403

Net loss from operations	(197,590)	(80,403)

OTHER EXPENSE
Interest expense	52,380	23,440

Net loss	(249,970)	(103,843)

ACCUMULATED DEFICIT:
Beginning	(103,843)	-

Ending	$(353,813)	$(103,843)

F-4

ENVIRO.FARM SYSTEMS INC

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2024 AND

INITIAL PERIOD FROM JUNE 24, 2023 (DATE OF INCEPTION) TO DECEMBER 31, 2023

	2024	2023

CASH FLOW FROM OPERATING ACTIVITIES
Net loss	$(249,970)	$(103,843)
Adjustments to reconcile net loss to net cash used by operating activities Shares issued in exchange for services (see Note E)	12,500
Change in:
Accounts payable	1,832
Accrued interest on investor notes	52,380	23,440

Net cash used by operating activities	(183,258)	(80,403)

CASH FLOW FROM FINANCING ACTIVITIES:
Issuance of investor notes payable	-	436,500

Net change in cash	(183,258)	356,097

CASH
Beginning	356,097	-

Ending	$172,839	$356,097

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$-	$-

F-5

ENVIRO.FARM SYSTEMS INC

NOTES TO FINANCIAL STATEMENT

YEAR ENDED DECEMBER 31, 2024 AND

INITIAL PERIOD FROM JUNE 24, 2023 (DATE OF INCEPTION) TO DECEMBER 31, 2023

NOTE A – NATURE OF OPERATIONS

Enviro.Farm Systems Inc (the Company), incorporated in South Dakota in June 2023, intends to build and operate a cheese processing plant near Bowdle, South Dakota. Management believes there is a need for such a facility to support dairy production in the central United States.

The Company is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of the plant processing facilities, the need for additional capital or financing, competition, dependence on key individuals, and risks associated with changes in the industry and economy.

The Company’s financial statements have been prepared on the going-concern basis, which assumes the realization of assets and satisfaction of liabilities in the normal course of business.

NOTE B – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation – The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP). The Company’s normal reporting period is for the calendar year ending December 31. These financial statements include the initial period from June 24, 2023 (date of inception) to December 31, 2023.

Use of Estimates – The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. These estimates are based on information available as of the date of the financial statement; therefore, actual results could differ from those estimates.

Fair Value Measurements – Fair value accounting is applied for all assets and liabilities and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company follows the established framework for measuring fair value.

NOTE C – CASH

The Company maintains its cash balances in one financial institution. The deposits are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the deposits may exceed this amount. Management does not believe it is subject to significant risk related to these deposits.

NOTE D – INVESTOR NOTES PAYABLE

The Company solicited private funding to finance startup costs. These notes payable accrue interest at 1% per month (not compounded), beginning with the date the funds are deposited in the Company’s account. The notes, including accrued interest, are due when funds become available, as determined by the Company.

NOTE E – STOCKHOLDERS’ DEFICIT

During 2024, the Board of Directors amended the Company’s Certification of Incorporation to increase the amount of authorized common stock to 500,000,000 shares. In 2024, the Company issued 125,000,000 shares to the Company’s founder for services rendered. At December 31, 2023, the Company had 50,000,000 shares of common stock authorized and available for issue.

During 2024, the Board of Directors also authorized 50,000,000 shares of preferred stock to be designated at a later date. No preferred stock was authorized at December 31, 2023.

NOTE F – SUBSEQUENT EVENTS

The Company evaluated subsequent events from December 31, 2024, the date of this financial statements, through April 24, 2025, which represents the date the financial statements were available for issuance, for events requiring recording or disclosure in the financial statements. The Company concluded that no other events have occurred that would require recognition or disclosure in the financial statements.

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Item 8. Exhibits

The following exhibits are filed with this report:

Exhibit	Description

2.1	Articles of Incorporation*
2.2	Bylaws*
4.1	Form of Subscription Agreement*
6.1	Contract with Entoro Securities, LLC*
6.2	Offer for Purchase of Land*
6.3	Form Loan Agreement*
6.4	Marketing Services Agreement*
8.1	Escrow Agreement*
11.1	Consent of Auditor
99.1	VAFA & SDDA Financing Programs Overview and Application*

*Previously filed with Form 1-AA on June 3, 2024

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized April 29, 2025.

Enviro.Farm Systems Inc

April 29, 2025	By:	/s/ William Tooley
	Name:	William Tooley
	Title:	Chief Executive Officer
(Principal Executive Officer)
Chief Financial Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William Tooley	Chief Executive Officer, President, Chief Financial Officer, Secretary, and Director	April 29, 2025
William Tooley

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